UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Recovery Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Recovery Energy, Inc.
1515 Wynkoop St., Suite 200
Denver, CO 80202

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 4, 2011

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on
January 4,  2011:
This Proxy Statement, the form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2009, including our consolidated financial statements, are available to you at www.recoveryenergyco.com.

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Recovery Energy, Inc., at the offices of Brownstein Hyatt Farber Schreck, LLP located at 410 17th Street, Suite 2200, Denver, CO, at 10:00 a.m. (Denver, Colorado time) on Tuesday, January 4, 2011, or at any adjournment or postponement thereof, for the following purposes:

1. To elect five directors for a one year term expiring at the 2011 Annual Meeting of the Stockholders, or until their successors are duly elected and qualified;

2.  To amend and restate the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of the preferred stock;

3.  To amend and restate the articles of incorporation to add an article limiting the liability of the board of directors;

4.  To amend and restate the articles of incorporation to permit indemnification of directors, officers and certain other persons; and

5.  To transact such other business as may properly come before the meeting.

Details relating to the above matters are set forth in the attached proxy statement. All of Recovery’s stockholders of record as of the close of business on October 8, 2010 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This board of directors intends to send these proxy materials to stockholders on or about December 6, 2010.

By Order of the Board of Directors

Roger A. Parker
Chairman, Board of Directors

December 6, 2010

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TABLE OF CONTENTS

Page
Proxy Solicitation	1
Who Can Vote	1
How You Can Vote	1
Revocation of Proxies	1
Required Votes	1
Voting Procedures	1
Costs of Proxy Solicitation	2
Admission to the Annual Meeting	2
Stockholder List	2
PROPOSAL 1: ELECTION OF DIRECTORS	2
Information Concerning the Nominees for Election as Directors	2
Recommendation of the Board of Directors	3
PROPOSAL 2: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO EXPRESSLY DETERMINE THE TERMS AND CONDITIONS OF THE PREFERRED STOCK	3
Potential Anti-Takeover Effect	4
Recommendation of the Board of Directors	4
PROPOSAL 3: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO ADD ARTICLE LIMITING THE LIABILITY OF THE BOARD OF DIRECTORS AND OFFICERS	4
Recommendation of the Board of Directors	5
PROPOSAL 4: AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO ADD ARTICLE PROVIDING INDEMNIFICATION OF OFFICERS AND DIRECTORS AND CERTAIN OTHER PERSONS	5
Recommendation of the Board of Directors	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
DIRECTORS AND EXECUTIVE OFFICERS	8
Compensation of Directors	9
Executive Compensation	10
The Board of Directors and Committees Thereof	10
Employment Agreements With CEO, President and CFO	12
TRANSACTIONS WITH RELATED PERSONS	12
INDEPENDENT AUDIT FEES AND RELATED MATTERS	13
GENERAL INFORMATION	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Next Annual Meeting of Stockholders	14
OTHER BUSINESS	14
ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K	14

Proxy Solicitation

The board of directors of Recovery is soliciting proxies to be used at our annual meeting of stockholders to be held at 10:00 a.m. on Tuesday, January 4, 2011, at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, CO.  This proxy statement contains important information regarding Recovery’s annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

The board of directors intends to send these proxy materials to stockholders on or about December 6, 2010.

Who Can Vote

Stockholders of record at the close of business on October 8, 2010, also referred to herein as the “record date,” may vote at the annual meeting. As of the record date, we had 49,847,015 issued and outstanding shares of common stock, which were held by approximately 486 record holders. If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. Your broker or nominee has enclosed a voting instruction card for you to use. You are urged to vote by proxy regardless of whether you attend the annual meeting.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of all nominees for director and as recommended by our board of directors with regard to all other matters.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following three methods:

•	by voting in person at the annual meeting;

•	by delivering to our corporate secretary, Christopher Barber, a written notice of revocation dated after the proxy; or

•	by delivering another proxy dated after the previous proxy.

Required Votes

Each share of common stock has one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the other proposals.

Voting Procedures

Votes cast by proxy or in person at the annual meeting will be counted by the persons we appoint to act as election inspectors for the annual meeting. Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the annual meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and except with respect to the election of directors, will have the same effect as negative votes. In the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms no longer have the authority to vote your non-voted shares in the election of directors.  Cumulative voting is not permitted in the election of directors.  Consequently, you are entitled to one vote for each share of Recovery common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

Costs of Proxy Solicitation

Recovery will bear the costs of soliciting proxies from its stockholders. Directors, officers and other employees of Recovery, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. Recovery will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at our principal executive offices located at 1515 Wynkoop St., Suite 200, Denver, CO 80202 during normal business hours for a period of at least 10 days prior to the annual meeting.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors proposes that the five nominees described below, each of whom currently serves as a member of our board of directors, be elected for a term ending on the date of our 2011 annual meeting or until his or her successor is duly elected and qualified. It is the intention of the person named as proxy in the enclosed proxy to vote FOR the election of all such nominees.

Each of the nominees has consented to serve as a director. If any director should become unavailable to serve as a director, our board of directors may designate a substitute nominee, or the number of directors that constitutes the full board of director may be reduced to eliminate the vacancy. In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate. The term of our current directors expires at our 2010 annual meeting.

Information Concerning the Nominees for Election as Directors

Roger A. Parker:  Chief Executive Officer, Director and Chairman of Board of Directors.  Mr. Parker joined our board of directors as chairman in November, 2009.  He has been in the exploration and production sector of the oil and gas business his entire career.  In addition to other private entities, he led Delta Petroleum Corporation from May 1987 through May 2009 where he served as President from May 1987 to June 2005 and as Chairman and CEO from July 2005 to May 2009.  From May 2009 to November 2009, Mr. Parker invested privately in oil and gas ventures.  He received a Bachelor of Science degree in Mineral Land Management from the University of Colorado in 1983.  He is a former board member of the Independent Petroleum Association of the Mountain States (IPAMS).  He also serves on other community related boards including Denver Art Museum Board of Trustees, Boy Scouts of America – Denver Area Council Board of Trustees, Alliance for Choice in Education (ACE) Board of Trustees.

Jeffrey A. Beunier:  President, Chief Financial Officer and Director.  Mr. Beunier served as our chief executive officer and a director since October, 2009 and became our president and chief financial officer in May 2010.  In June 2007 Mr. Beunier founded Open Choke Capital Management, LLC in Denver, Colorado, which provides consulting services to hedge fund and private investors focusing on energy related transactions and he remains active as the sole principal.  Since April of 2009, Mr. Beunier has performed turnaround management and restructuring services on behalf of MorrisAnderson and Associates., a national restructuring firm and advised independent oil and gas operators on capital structure and funding sources.  From February 2005 to June 2007, Mr. Beunier was the Vice President and Portfolio Director of Madison Capital Management, LLC in Denver, Colorado.  He was responsible for sourcing, underwriting, and managing distressed investment opportunities and sourcing, underwriting, structuring, and managing investment opportunities in the commercial, industrial and energy sectors. From November 2004 to January 2005, Mr. Beunier managed his investments.  From July 2003 to November 2004, he worked for Summit Investment Management, LLC as a Senior Underwriter and Senior Asset Officer. Mr. Beunier serves on the advisory board for Lazarous Investment Partners, LLLP.  Mr. Beunier holds a Bachelor degree from the Pennsylvania State University where he majored in accounting with a minor in Real Estate.  In March 2001, he became a licensed CPA.

James J. Miller:  Director.  Mr. Miller joined our board of directors in November, 2009.   He has been a Managing Director at FirstCity Crestone, leading the firm’s acquisition and business development initiatives, since May, 2007.  FirstCity Crestone is a special situations investment company specializing in distressed debt acquisitions, high yield senior and junior loans, and small market buyouts.  Prior to his time at FirstCity Crestone, Mr. Miller was a Director of Acquisitions for Summit Investment Management from April of 2005 through April of 2007 and Republic Financial from April of 2004 to April of 2005. He graduated from Colorado College with a BA in political science and history.

Timothy N. Poster:  Director.  Mr. Poster joined our board of directors in June, 2010. Mr. Poster has been a partner in Fertitta Entertainment, a world wide investment venture fund focused mostly on gaming related opportunities, since November, 2010.  He was senior vice president of strategy and development for Wynn Las Vegas, a subsidiary of Wynn Resorts, July,  2008 through November, 2010.  In 2004, Mr. Poster acquired Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada which he sold in 2005.  Between selling the Golden Nugget in 2005 and joining Wynn Las Vegas in June, 2010, Mr. Poster managed his investments. In 2000, Mr. Poster sold Travelscape.com, which he had founded and developed, to Expedia.  Mr. Poster received his Bachelors degree in finance from the University of Southern California in 1991.

Conway J. Schatz:  Director.  Mr. Schatz joined our board of directors in June, 2010.  Mr. Schatz currently serves as Vice-President of Hexagon Investments, Inc., a Denver-based private equity firm, overseeing the energy and real estate investing.  Mr. Schatz joined Hexagon in 1998.  Prior to 1998, Mr. Schatz worked in the Business Advisory / Audit division of Arthur Andersen, LLP, with client industries such as oil and gas, light manufacturing, financial services, real estate, cable and technology.  Mr. Schatz also serves as a director and advisory committee member to a Colorado based real estate operating company, a European real estate fund, and a privately-held Colorado energy company.  Mr. Schatz became a Certified Public Accountant in 1996, licensed in the state of Colorado.  Mr. Schatz received dual Bachelor of Science degrees in Finance and Accounting from Minnesota State University in 1992,  an Executive Masters of Business Administration from the Daniels College of Business at the University of Denver in 2001 and an Executive Masters of Science in Real Estate Development and Construction Management in 2010.  Mr. Schatz's employer Hexagon is the lender on our three credit agreements with aggregate outstanding balances of approximately $23.3 million.  Hexagon and its affiliates own 6,500,000 shares of our common stock and warrants to purchase 3,000,000 common shares (representing in the aggregate approximately 15.6% of our outstanding shares).  Mr. Schatz is the designee of Hexagon under a stockholders' agreement among us, Hexagon and other stockholders pursuant to which the stockholders have agreed to vote in favor of Hexagon's designee for a seat on our board of directors.

Recommendation of the Board of Directors

Recovery’s board of directors recommends that you vote “FOR” each of the nominees for election to the board of directors.

PROPOSAL 2:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO AUTHORIZE THE BOARD OF DIRECTORS TO EXPRESSLY DETERMINE
THE TERMS AND CONDITIONS OF THE PREFERRED STOCK

Our board of directors proposes to amend the articles of incorporation to authorize Recovery’s board of directors to expressly determine the terms and conditions of Recovery’s 10,000,000 shares of preferred stock without obtaining separate stockholder approval, commonly known as “blank check” preferred stock.  Approval of this proposal allows Recovery to utilize the preferred stock in the future for the acquisition of assets, to acquire interests in other companies, to raise capital or for debt financing.  Recovery does not have any present plans or intention for authorizing or issuing any preferred stock.  A future investor may desire certain terms and conditions for the capital to be invested which can best be met through the authorization and issuance of shares of preferred stock.  These terms and conditions may be superior to those afforded to stockholders of common stock of Recovery.  The terms of the preferred shares cannot be stated or estimated because no offering is presently contemplated. The terms of the preferred shares to be issued, if any, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the board of directors at the time of issuance.

Proposal 2 would amend our articles of incorporation for the purpose of adding the following provision with respect to the 10,000,000 shares of preferred stock:

The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Potential Anti-Takeover Effect

Although, under certain circumstances, this kind of stock can have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Recovery with another company), the current proposal is not being undertaken in response to any effort of which the board of directors is aware to accumulate shares of the common stock or obtain control of Recovery.  The board of directors does not currently contemplate the adoption of any other amendments to the articles of incorporation that could be construed to affect the ability of third parties to take over or change control of Recovery.

Authorized but unissued shares of preferred stock would be available for future issuance without our stockholders’ approval.  These additional shares may be utilized for a variety of corporate purposes including, but not limited to, acquisition of assets, to acquire interests in other companies, to raise capital or for debt financing.  The issuance of such shares may also be used to deter a potential takeover of Recovery that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Recovery’s board of directors’ desires at that time. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Recommendation of the Board of Directors

Recovery’s board of directors recommends that you vote “FOR” this proposal to amend and restate the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of the preferred stock.

PROPOSAL 3:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO ADD ARTICLE LIMITING THE LIABILITY OF THE BOARD OF DIRECTORS AND OFFICERS

The board of directors proposes to add an article limiting the liability of the board of directors in accordance with the minimum liability provided for in the Nevada Revised Statutes.  The current articles do not contain any such limitation. Such a provision is considered a requirement for Recovery to retain and recruit qualified directors.  The members of the board of directors and our officers have a personal interest in seeing that the indemnification provisions are included as a part of the proposed amended and restated articles of incorporation.  Recovery believes that any potential new directors would prefer to see such a provision explicitly stated in the articles of incorporation.

The inclusion of these provisions could operate to the potential disadvantage of our stockholders.  For example, their inclusion may have the effect of reducing the likelihood of our recovering monetary damages from directors and officers as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.  In addition, if the limitation on liability provision is part of the amended and restated articles of incorporation, our stockholders will forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to a change of control.

Further, under the proposed amended and restated articles of incorporation with respect to limiting liability of our directors and officers under certain conditions, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

This proposal 3 would amend our articles of incorporation for the purpose of adding provisions for limiting liability of our directors and officers under certain circumstances, including that:

•
no director or officer will be individually liable to us, our stockholders or our creditors for any money damages as a result of any breach of fiduciary duty in his capacity as a director or officer; provided, that the foregoing clause will not apply to any liability of a director or officer for any act or failure to act for which Nevada law proscribes this limitation and then only to the extent that this limitation is specifically proscribed,

•	any repeal or modification of the foregoing provision will not adversely affect any right or protection of a director existing at the time of such repeal or modification,

•
with respect to the limitation of liability of our directors and officers, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 78.138(7) of the Nevada Revised Statues provides, with limited exceptions, or unless the articles of incorporation or an amendment thereto provide for greater individual liability, that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

•      his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and

•      his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” this proposal to amend and restate our articles of incorporation to contain provision for limiting liability of our directors and officers under certain circumstances.

PROPOSAL 4:
AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION
TO ADD ARTICLE PROVIDING INDEMNIFICATION OF OFFICERS AND
 DIRECTORS AND CERTAIN OTHER PERSONS

The board of directors proposes to add provisions for indemnification of officers, directors and certain other persons under certain circumstances to the maximum extent permitted under applicable Nevada law.  The current articles of incorporation do not contain any provision for indemnification. Such a provision is considered a requirement for Recovery to retain and recruit qualified directors.  The members of the board of directors and our officers have a personal interest in seeing that the indemnification provisions are included as a part of the proposed amended and restated articles of incorporation.  Recovery believes that any potential new directors would prefer to see such a provision explicitly stated in the articles of incorporation.

The inclusion of these provisions could operate to the potential disadvantage of our stockholders.  For example, their inclusion may have the effect of reducing the likelihood of our recovering monetary damages from directors and officers as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our current amended and restated bylaws include provisions for indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law and may only be amended by the vote of the board of directors.  If we adopt these provisions in our amended and restated articles of incorporation, these provisions may only be amended by the vote of our stockholders.

Further, under this proposal 4, neither any amendment or repeal of these provisions nor the adoption of any inconsistent provision of our articles of incorporation will eliminate or reduce the effect of these provisions in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for these provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•      is not liable pursuant to Nevada Revised Statues 78.13 8, or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Nevada Revised Statutes 78.138, or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

1.  Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

•	by the stockholders,

•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under / the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered / by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Recommendation of the Board of Directors

The Board of Directors Recommends a Vote “FOR” this proposal to amend and restate our articles of incorporation to contain provisions for permitting indemnification of our directors, officers and certain other persons, to the maximum extent permitted by applicable Nevada law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 1, 2010 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.  Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Recovery Energy, 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202.

Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class Beneficially Owned (10)
Directors and Executive Officers
Roger A. Parker, Chief Executive Officer and Chairman of Board of Directors	5,500,000(1)	9.5%

Jeffrey A. Beunier, President, Chief Financial Officer and Director	2,100,000(1)	3.6%

James J. Miller, Director	-(2)	0.4%

Conway J. Schatz, Director	-(2)	0.3%

Timothy N. Poster, Director	-(2)	0.9%

Officers and directors as a group (five persons)	7,600,000	14.6%

Hexagon Investments, LLC	9,500,000(3)	15.6%
Scott J. Reiman	9,500,000(3)	15.6%
Reiman Foundation (3)	9,500,000(3)	15.6%

Edward Mike Davis, L.L.C.	12,461,667	21.5%

Capital Asset Lending, Inc. (4)	2,958,334(4)	5.9%
Westmoore Lending Opportunities, Inc. (4)	2,958,334(4)	5.9%
Westmoore Management, LLC (4)	2,958,334(4)	5.9%
Westmoore Lending, LLC (4)	2,958,334(4)	5.9%
Matt Jennings (4)	2,958,334(4)	5.9%

Steven B. Dunn	4,000,000 (5)	6.7%
Steven B. Dunn Custodian for Steven Winston Dunn UTMA	4,000,000 (5)	6.7%

JMB Capital Partners Master Fund, L.P.	12,461,667	10.9%

J. Steven Emerson Roth IRA Pershing LLC as Custodian	5,150,000 (7)	8.6%
J. Steven Emerson IRA RO II Pershing LLC as Custodian	5,150,000 (7)	8.6%
J. Steven Emerson	5,150,000 (7)	8.6%
Emerson Family Foundation	5,150,000 (7)	8.6%

(1)	These shares are subject to vesting as described under “Management - Executive Compensation”.
(2)
Pursuant to their director appointment agreements, on January 1, 2011 Recovery Energy is obligated to issue Mr. Miller 200,000 shares of our common stock, Mr. Schatz 150,000 shares of our common stock and Mr. Poster 500,000 shares of our common stock. These shares are subject to vesting as described under “Management - Executive Compensation”.

(3)
Includes (i) 5,000,000 shares owned by Hexagon Investments, LLC, (ii) 2,000,000 shares underlying warrants held by Hexagon Investments for $2.50 per share exercisable at any time through April 14, 2015, (iii) 1,000,000 shares underlying warrants held by Hexagon Investments for $1.50 per share exercisable at any time through May 24, 2015, (iv) 516,032 shares owned by Scott J. Reiman and (v) 983,968 shares owned by Reiman Foundation, which is controlled by Scott J. Reiman.  Mr. Reiman is President of Hexagon Investments.

(4)
Includes 630,689 shares owned by Capital Asset Lending, Inc., 430,500 shares owned by Westmoore Lending Opportunities, Inc., 1,127,700 shares owned by Westmoore Lending, LLC, 725,000 shares owned by Westmoore Management, LLC and 44,445 shares owned by Matt Jennings.  Mr. Jennings controls Capital Asset Lending, Westmoore Lending Opportunities and Westmoore Lending.

(5)
Includes (i) 1,666,667 shares owned by Steven B Dunn, (ii) 1,666,667 shares underlying warrants held by Steven B Dunn for $1.50 per share exercisable at any time through May 23, 2015, (iii) 333,333 shares owned by Steven B Dunn custodian for Steven W Dunn, (iv) and (iv) 333,333 shares underlying warrants held by Steven B Dunn custodian for Steven W Dunn for $1.50 per share exercisable at any time through May 23, 2015.

(6)
Includes (i) 3,333,333 shares owned by JMB Capital Partners Master Fund, L.P. and (ii) 3,333,333 shares underlying warrants held by JMB Capital Partners Master Fund, L.P. for $1.50 per share exercisable at any time through May 23, 2015.

(7)
Includes (i) 1,950,000 shares owned by J. Steven Emerson Roth IRA Pershing LLC as Custodian, (ii) 1,250,000 shares underlying warrants held by J. Steven Emerson Roth IRA Pershing LLC as Custodian for $1.50 per share exercisable at any time through May 23, 2015, (iii) 350,000 shares underlying warrants held by J. Steven Emerson Roth IRA Pershing LLC as Custodian, for $2.20 per share exercisable at any time through September 29, 2015, (iv) 350,000 shares owned by J. Steven Emerson IRA RO II Pershing  LLC as Custodian, (v) 350,000 shares underlying warrants held by J. Steven Emerson IRA RO II Pershing  LLC as Custodian for $1.50 per share exercisable at any time through May 23, 2015, (vi) 250,000 shares owned by J. Steven Emerson, (vii) 250,000 shares underlying warrants held by J. Steven Emerson for $1.50 per share exercisable at any time through May 23, 2015, (viii) 200,000 shares owned by Emerson Family Foundation, (ix) 200,000 shares underlying warrants held by Emerson Family Foundation for $1.50 per share exercisable at any time through May 23, 2015,

(8)
Includes (i) 2,666,667 shares owned by Wallington Investment Holdings, Ltd., (ii) 666,667 shares underlying warrants held by Wallington Investment Holdings, Ltd., for $1.50 per share exercisable at any time through May 23, 2015, and (iii) 1,000,000 shares underlying warrants held by Wallington Investment Holdings, Ltd., for $2.20 per share exercisable at any time through September 29, 2015.

(9)
Includes (i) 2,666,666 shares owned by Western Regional Insurance, and (ii) 1,333,333 shares underlying warrants held by Western Regional Insurance, for $2.20 per share exercisable at any time through September 29, 2015.

(10)	Percentages assume the shares described in note (2) are issued and outstanding.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this proxy statement:

Name	Age	Position
Roger A. Parker	48	Chief Executive Officer, Director, Chairman of Board of Directors
Jeffrey A. Beunier	37	President, Chief Financial Officer and Director
James J. Miller	33	Director
Timothy N. Poster	41	Director
Conway J. Schatz	40	Director

Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will elect officers annually following each annual meeting of stockholders.

Biographies for the members of our current board of directors are set forth above in proposal 1. Based on the rules of the American Stock Exchange, our independent directors are Mr. Miller, Mr. Poster and Mr. Schatz because of Mr. Parker's ownership interest in Recovery and his and Mr. Beunier's roles as officers of Recovery.

Compensation of Directors

The table below sets forth the compensation earned by our non-employee directors during the 2009 fiscal year. There was no non-equity incentive plan compensation, stock options, change in pension value or any non-qualifying deferred compensation earnings during the 2009 fiscal year. All amounts are in dollars.

Name	Fees Earned or Paid in Cash Compensation	Stock Awards	All Other Compensation	Total
Roger A. Parker(1)	$11,250(2)	$386,653(3)	-0-	$397,903(1)
James J. Miller	$1,250	$6,938(3)	-0-	$8,188

(1)  Mr. Parker became our chief executive officer in May, 2010.  In November, 2009 Mr. Parker purchased 1,500,000 shares of common stock from former controlling shareholders that for accounting purposes was treated as a contribution of shares by those shareholders to Recovery and a reissuance by Recovery of those shares to Mr. Parker, resulting in a $5,250,000 compensation expense in 2009.
(2)  Reflects payment to Mr. Parker of the expense reimbursement pursuant to his employment agreement described below.
(3)  Shares to be issued on January 1, 2011.

We have entered into independent director agreements with each of our non-employee directors.

James J. Miller.  We entered into an independent director agreement with Mr. Miller in November, 2009 which was amended and restated in December, 2009, February, 2010 and again in May, 2010.  Mr. Miller receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Miller will receive 200,000 shares of our common stock on January 1, 2011.  101,666 of the shares will be vested upon issuance, 15,000 shares will vest on each of April 1, July 1 and September 1, 2011, and 26,667 shares will vest on January 1, 2012 and January 1, 2013.  The shares fully vest upon a change of control or termination of Mr. Miller's services as a director by Recovery Energy other than for cause.  Mr. Miller's agreement permits Mr. Miller to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Miller becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

Timothy N. Poster.  We entered into an independent director agreement with Mr. Poster in June, 2010.  Mr. Poster receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Poster received a grant of 500,000 shares of our common stock, 50% of which vest on January 1, 2011 and the other 50% vest on January 1, 2013.  The shares fully vest upon a change of control or termination of Mr. Poster's services as a director by Recovery Energy other than for cause.  Mr. Poster's agreement permits Mr. Poster to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Poster becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

Conway J. Schatz.  We entered into an independent director agreement with Mr. Schatz in June, 2010.  Mr. Schatz receives an annual fee of $10,000, payable quarterly, for serving on our board of directors.  Mr. Schatz received a grant of 150,000 shares of our common stock, which vest equally on January 1, 2011, 2012 and 2013.  The shares fully vest upon a change of control or termination of Mr. Schatz's services as a director by Recovery Energy other than for cause.  Mr. Schatz's agreement permits Mr. Schatz to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Recovery Energy, and also states that if Mr. Schatz becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us.

We pay additional compensation of $10,000 per year (payable quarterly) to the chairman of our audit and compensation committees (currently Mr. Schatz and Mr. Miller, respectively).

Executive Compensation

Executive compensation for fiscal 2009

The compensation earned by our executive officer for fiscal 2009 consisted of base salary and long-term incentive compensation consisting of awards of stock grants.

Summary compensation table

The table below sets forth, for the 2009 and 2008 fiscal years. the compensation earned by our chief executive officer and chief financial officer. There was no non-equity incentive plan compensation, stock option awards, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2009 or 2008. The amounts in the table are in dollars.

Name and principal position	Year	Salary	Bonus	Stock Awards	Other compensation	Total
Jeffrey A. Beunier (1) (Chief executive officer, president and chief financial officer)	2009	$50,769	-0-	$82,068(2)	-0-	$132,837(2)

Lanny M. Roof (1) (Chief executive officer and chief financial officer)	2009 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1)	Mr. Roof resigned as our chief executive officer and chief financial officer on September 21, 2009. Mr. Beunier became our chief executive officer and chief financial officer on that date.
(2)	Mr. Beunier will receive 464,200 shares of our common stock on January 1, 2011 pursuant to his employment agreement. We recognized $82,068 of compensation expense in 2009 for these shares.

The Board of Directors and Committees Thereof

Our board of directors conducts its business through meetings and through its committees. Our board of directors held one meeting in 2009 which all directors attended.  Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.

Affirmative determinations regarding director independence and other matters

Our board of director follows the standards of independence established under the AMEX rules in determining if directors are independent and has determined that James J. Miller, Timothy N. Poster and Conway J. Schatz are “independent directors” under those rules.  No independent director receives, or has received, any fees or compensation from the company other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent.

Committees of the board of directors

Pursuant to our amended and restated bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established a compensation committee. The membership and function of the compensation committee is described below.

Compensation committee

We established a compensation committee in November, 2009 consisting of Mr. Parker and Mr. Miller.  Our compensation committee currently consists of Mr. Miller, Mr. Poster and Mr. Schatz.  Mr. Miller is chair of the compensation committee.  The compensation committee did not meet in 2009.  The compensation committee will review, approve and modify our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee will also review and approve short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee will review our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the compensation committee may consider the recruitment, development, promotion, retention, compensation of executive and senior officers of Recovery Energy, trends in management compensation and any other factors that it deems appropriate.  The compensation committee may engage consultants in determining or recommending the amount of compensation paid to our directors and executive officer.  The compensation committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.recoveryenergyco.com under “Investor Relations.”

Compensation committee interlocks and insider participation

None of the members of the compensation committee is or has been a company officer or employee. None of our executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation committee.

Audit committee

We did not have an audit committee until June, 2010 because we did not have enough independent directors to form a committee. We established an audit committee in June, 2010 consisting of Mr. Miller, Mr. Poster and Mr. Schatz, with Mr. Schatz serving as chair.  In the absence of an audit committee, the entire board reviewed and discussed the 2009 audited financial statements with management.  In 2009 Mr. Beunier was our only director who met the Securities and Exchange Commission's definition of an audit committee financial expert, and he was not independent because of his role as our chief executive officer.  We believe that Mr. Schatz, who joined our board in June, 2010 and is chair of our audit committee, meets the Securities and Exchange Commission's definition of an audit committee financial expert.

Communications with the board of directors

Stockholders may communicate with our board of directors or any of the directors by sending written communications addressed to the board of directors or any of the directors, Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Nomination of directors

Our board of directors has not established a nominating committee because the board believes that it is unnecessary in light of the board’s small size. In the event that vacancies on our board of directors arise, the board considers potential candidates for director, which may come to the attention of the board through current directors, professional executive search firms, stockholders or other persons. The board will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing in accordance with the notice provisions for stockholder proposals set forth under the caption “General Information — Next Annual Meeting of Stockholders” in this proxy statement to our corporate secretary, Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary. The board considers properly submitted stockholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the board and the materials provided by a stockholder to the corporate secretary for consideration of a nominee for director are forwarded to the board. All candidates are evaluated at meetings of the board. In evaluating such nominations, the board seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The board considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. Our management recommended our incumbent directors for election at our 2010 annual meeting. We did not receive any other director nominations.

Code of conduct

Our board of directors has adopted a code of conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of conduct codifies the business and ethical principles that govern all aspects of our business. A copy of our code of conduct is available on our website at www.recoveryenergyco.com under “Investor Relations” and “Corporate Governance.” We undertake to provide a copy of our code of conduct to any person, at no charge, upon a written request. All written requests should be directed to: Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, CO 80202, Attention: Corporate Secretary.

Board leadership structure

The board’s current leadership structure does not separate the positions of chairman and principal executive officer. The board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by Recovery, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that not separating the positions of chairman of the board and principal executive officer is the appropriate leadership structure at this time. The board, through the chairman and the chief executive officer, is currently responsible for the strategic direction of the company. The chief executive officer is currently responsible for the day to day operation and performance of the company.  The board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The board’s role in risk oversight

It is management’s responsibility to manage risk and bring to the board's attention any material risks to the company. The board has oversight responsibility for Recovery's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Employment Agreements with Chief Executive Officer, President and Chief Financial Officer

We have employment agreements with Mr. Parker and Mr. Beunier which are described below.

Roger A. Parker.  We entered into an employment agreement with Mr. Parker when he became our chief executive officer in May, 2010 which was amended and restated in September, 2010.  Under his employment agreement Mr. Parker receives an annual base salary of $240,000 and is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts, with a targeted bonus of no less than $100,000 (with board approval).  Mr. Parker also receives a monthly, non-accountable expense reimbursement of $7,500 for expenses related to company business. Mr. Parker has received grants totaling 5,500,000 shares of our common stock that vest on January 1, 2011.  The shares vest immediately upon a change of control or if Mr. Parker's services as chief executive officer and board chairman are terminated other than for cause or by Mr. Parker. Mr. Parker's agreement permits Mr. Parker to engage in other business activities in the energy industry as long as such activities do not unreasonably or materially interfere with the performance of Mr. Parker’s duties for the Company.

Jeffrey A. Beunier.  We entered into an employment agreement with Mr. Beunier when he became our president and chief financial officer in May, 2010, at which time his previous employment agreement was terminated.  His new agreement was amended and restated in September, 2010.  Under his employment agreement Mr. Beunier receives an annual base salary of $225,000 and is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, hydrocarbon production level, and hydrocarbon reserve amounts, with a targeted bonus of no less than $100,000 (with board approval).   Mr. Beunier has received grants totaling 2,100,000 shares of our common stock.  50% of his granted shares vest on January 1, 2011 and the remaining shares will vest in six equal amounts on the first day of each calendar quarter commencing on April 1, 2011 and ending on July 1, 2012.  The shares vest immediately upon a change of control or if Mr. Beunier's services as president and chief financial officer are terminated other than for cause or by Mr. Beunier.  Mr. Beunier's agreement permits Mr. Beunier to engage in other business activities in the energy industry as long as such activities do not unreasonably or materially interfere with the performance of Mr. Beunier’s duties for the Company.

TRANSACTIONS WITH RELATED PERSONS

We have engaged in the following transactions with related persons:

Previously, Recovery sold to IEXCO, LLC a company controlled by our Chairman of the Board and Chief Executive Officer, its remaining 50% interest in the Church Field that were purchased under the purchase and sale agreement effective October 1, 2009 for $750,000 cash.  Additionally, in an unrelated transaction, IEXCO, LLC purchased a 12.5% interest in the Wilke Field.  Recovery is the operator of both assets, and IEXCO, LLC is responsible for its portion of the operating costs for each field.  Additionally, Recovery charges IEXCO, LLC a prorated portion of a $500 per month per well operating fee.

Five of the eight acquisitions the Company completed since the beginning of the year have been with the same seller, Edward Mike Davis, L.L.C.  Davis owns approximately 21.5% of the issued and outstanding shares as of December 1, 2010.  The cash portion of the purchase price for the first three acquisitions was financed with loans from Hexagon which owns approximately 11.2% of the stock issued and outstanding at December 1, 2010.  Hexagon also received warrants to purchase 2 million shares of our common stock at $2.50 per share in connection with the financing of an acquisition and warrants to purchase 1 million shares of our common stock for $1.50 per share in connection with amendments to the Hexagon agreements.  During the quarter ending September 30, 2010, related to these loan agreements, the Company made principal payments of $1,716,226, interest payments of $835,899, and has accrued interest totaling $63,226 to Hexagon.

In May, 2010 the Company closed the previously announced sale of its two medium depth drilling rigs to Resource Energy, Inc., an entity controlled by a 6% shareholder of the Company’s stock, for $100,000 in cash and a $600,000 note.  The note bears interest at an annual rate of prime plus 1%.  Interest is payable quarterly, commencing June 30, 2010.  Principal payments are due quarterly in eight equal payments commencing on June 30, 2011 and ending on June 30, 2013.  The gain in this sale will be recognized as a capital contribution when the proceeds are fully received.  The Company has recognized and accrued $0 and $3,896 in interest income on the loan for the three and nine month periods ended September 30, 2010.  As of the date of this filing, Resource Energy has not made the required interest payment and the Company has issued a demand letter to Resource Energy.  Management is evaluating the fair value of the collateral and recoverability of the loan principal at this time, but does not believe the loan is impaired and has not recognized any impairment of the loan.

In June, 2010 the Company drilled and completed a well located on a 640 acre oil and gas lease in Arapahoe County, Colorado known as Comanche Creek.  The Company acquired a 50% working interest in this prospect and the Omega prospect in January 2010 from Davis as part of the Wilke acquisition, and acquired an additional 12.5% working interest in the Comanche Creek prospect in June 2010 from Davis in exchange for a 1% overriding royalty interest on the Company’s existing 50% working interest, resulting in the Company owning a 62.5% working interest. The remaining 37.5% working interest was split between Davis and Timothy N. Poster, a member of our board of directors, with Davis holding 12.5% and Mr. Poster holding 25% of the working interest. Both of these interests are on a “head’s up” basis with Davis and Mr. Poster paying their proportionate share of the estimated costs to the Company.  The operations of the well is covered by a joint operating agreement and requires both Davis and Mr. Poster to pay their proportionate share of operating costs as well as an overhead/operating fee to the Company.

In August, 2010 the Company drilled a well located on an oil and gas lease in Laramie County, Wyoming.  The Company acquired a 100% working interest in this prospect in April 2010 from Davis as part of the State Line acquisition. In exchange for a 26% working interest in a 320 acre section (83 acres net) of the Company’s existing lease hold, and a 26% carried working interest in the well, Davis assigned a 75% working interest in a 320 acre (240 net acres) offsetting lease. The well is currently in the completion phase.  The operations of the lease will be covered by a joint operating agreement and requires Davis to pay its proportionate share of operating costs as well as an overhead/operating fee to the Company.

In August, 2010 the Company acquired 533 net acres or a 66% working interest in the deep rights of a 800 acres oil and gas lease in Banner County, Nebraska in exchange for carrying Davis for 33% working interest in the well. The well was drilled and temporarily abandoned.  The operations of the lease will be covered by a joint operating agreement and requires Davis to pay their proportionate share of operating costs as well as an overhead/operating fee to the Company.

In November, 2010 the Company acquired from Davis approximately 33,800 net acres located in Laramie County and Goshen County, Wyoming, and Banner County, Kimball County, and Scotts Bluff County, Nebraska. Additionally, we acquired rights below the base of the Greenhorn on approximately 23,000 net acres in Laramie County and Goshen County, Wyoming, and Banner County and Kimball County, Nebraska.  The purchase price was $8,000,000 which is due to Davis on or before December 20, 2010.  We issued 6,666,667 shares of our common stock as security against the cash payment, which shares will be returned to us upon payment of the purchase price.  Also on November 19, 2010 we entered into a Put Option Agreement with Grandhaven Energy, LLC whereby Grandhaven Energy has the right to require us to purchase 25% of  certain overriding royalty interests it and several other purchasers acquired from Davis for an aggregate of $8,000,000 on November 19, 2010 for a purchase price of up to $2.4 million.  The put option must be exercised by March 31, 2011.  The overriding royalty interests cover numerous parcels of undeveloped oil and gas leasehold in Laramie County, Wyoming.  Grandhaven Energy is an affiliate of Hexagon Investments, LLC.

INDEPENDENT AUDIT FEES AND RELATED MATTERS

We expect that a representative of Hein & Associates will be present at the annual meeting and available to respond to appropriate questions from our stockholders. The representative will have an opportunity to make a statement to the stockholders if the representative desires to do so.

Webb & Company was our independent registered public accounting firm in 2008 and until September 21, 2009.  Jewett Schwartz Wolfe & Associates was our independent registered public accounting firm from September 21, 2009 until January 19, 2010.  Hein & Associates became our independent registered public accounting firm on January 19, 2010.  There were no disagreements on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused either Webb & Company or Jewett Schwartz to make reference thereto in their respective opinions.

We incurred fees for independent audit services of $14,815 in fiscal 2008 and $37,863 in fiscal 2009.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and beneficial owners of more than 10% of our outstanding common stock to file reports with the SEC disclosing their ownership of common stock and changes in such ownership. The rules of the SEC require insiders to provide Recovery with copies of all Section 16(a) reports that the insiders file with the SEC. Recovery believes that, with respect to the 2009 fiscal year, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except that Mr. Beunier and Mr. Miller each filed one late report that reported one transaction, Mr. Parker filed two late reports each reporting one transaction, Hexagon Investments filed one late report reporting two transactions, Edward Mike Davis, L.L.C. filed three late reports reporting three transactions and Mr. Jennings and his affiliates did not file any reports.  In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

Next Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be included in Recovery’s proxy statement and form of proxy for our 2011 annual meeting of stockholders must be received by Recovery's corporate secretary no later than 120 days prior to the date we mail our 2011 proxy statement.  Such notice must be in writing and must comply with the other provisions of Rule 14a-8 under the Securities Exchange Act of 1934. Any notices regarding stockholder proposals must be received by Recovery at its principal executive offices at 1515 Wynkoop St., Suite 200, Denver, CO 80202, Attention: Corporate Secretary. In addition, if a stockholder intends to present a proposal at the 2010 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal was not received by October 16, 2010, then the proxy or proxies designated by our board of directors for the 2010 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

OTHER BUSINESS

We know of no other matter to be acted upon at the meeting. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Recovery’s common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Recovery's 2009 annual report to stockholders and annual report on Form 10-K for the fiscal year ended December 31, 2009 (without exhibits) are enclosed. Additional copies may be obtained without charge upon request made to Recovery Energy, Inc., 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202, Attention: Corporate Secretary. Copies may also be obtained on our website at www.recoveryenergyco.com under “Investor Relations” and “SEC Filings.”

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
 RECOVERY ENERGY, INC.
 TO BE HELD JANUARY 4, 2011

The undersigned hereby appoints Roger A. Parker and Jeffrey A. Beunier, or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Recovery Energy, Inc. (the “Company”) held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held  at 10:00 a.m. on Tuesday, January 4, 2011, at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Suite 2200, Denver, CO, or any adjournment or postponement thereof.

1.  Election of directors.

_____________ FOR the election as a director of the five nominees listed below (except as marked to the contrary below).
NOMINEES: Roger A. Parker, Jeffrey A. Beunier, James J. Miller, Timothy N. Poster and Conway J. Schatz

_____________ WITHHOLD AUTHORITY to vote for the following nominees:
INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided below.

2.  To approve the amendment and restatement of the articles of incorporation to authorize the board of directors to expressly determine the terms and conditions of Recovery’s 10,000,000 shares of preferred stock.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

3.  To approve the amendment and restatement of the articles of incorporation to add an article imitating the liability of the board of directors.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

4.  To approve the amendment and restatement of the articles of incorporation to permit indemnification of directors, officers and certain other persons.

_____________ FOR
_____________ AGAINST
_____________ WITHHOLD AUTHORITY

5.  In his discretion, the proxy is authorized to vote upon any matters which may properly come before the annual meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. Where no choice is specified by the stockholder, the proxy will be voted for the election of directors.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the annual meeting of stockholders on January 4, 2011.

I ❑ plan ❑ do not plan to attend the annual meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		Date:

SIGNATURE		Date:

Signature if held jointly

NOTE: Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.